CORPORATE CONSULTING AGREEMENT

This Agreement (“Agreement”) dated October 7, 2013 is by and between Mass Roots Inc. (the “Company”) and Douglas Leighton (the “Consultant”), a Massachusetts resident.

WHEREAS, Consultant has unique experience regarding consulting

WHEREAS, the Company has offered to engage Consultant to render services to the Company on the terms and conditions hereinafter set forth;

WHEREAS, Consultant desires to accept such engagement upon such terms and conditions hereinafter set forth.

NOWTHEREFORE in consideration of the foregoing, the parties agree as follows:

Section 1. COMPENSATION

In consideration for the availability of Consultant during the term hereunder and the services rendered pursuant to this Agreement, the Company shall pay 2.94 shares of Series A Preferred Shares to the Consultant. Any expenses of the Consultant will be reimbursed with prior approval from the Company.

Section 3. RELATIONSHIP OF PARTIES

This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that Consultant shall be an independent contractor and not an employee of the Company. The Company shall not withhold any amounts therefrom as U.S. federal or state income tax withholding, or as employee contribution to Social Security or any other employer withholding applicable under state or federal law.

Section 4. TERM

The term of this Agreement shall be twelve (12) months commencing on the date in the preamble date and year first above written, and will automatically renew unless canceled Thirty (30) days prior to the end of the term of this agreement, if not terminated by either party.

Section 5. TERMINATION

This Agreement may be terminated by either party with or without cause with thirty (30) calendar days prior written notice given by the terminating party. Termination of the Agreement does not relieve the Company of its obligation to remunerate Consultant pursuant to this Agreement, and the Shares issued to Consultant upon execution of this Agreement shall be non-refundable. Upon termination, any outstanding remuneration due Consultant for services rendered shall be paid prior within 3 (three) business days following termination.

Section 6. GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of law rules of such state. Any controversy, claim or dispute arising out of this Agreement, shall settled by binding arbitration in the County of Suffolk, MA in accordance with the rules of the American Arbitration Association there in effect, except that the parties thereto shall have any right to discovery as would permitted by the Federal Rules of Civil

Procedure. The prevailing Party shall be entitled to reimbursement of actual costs and attorney’s fees from the arbitration and the decision of the Arbitrator(s) shall be final.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Mass Roots Inc.

Name: Title:

Isaac Dietrich, President

Consultant

10/10/2013

By: Douglas Leighton